EXHIBIT 99.1

HBIO Reports 26% Revenue Growth

Launches New Regenerative Medicine Device Business

HOLLISTON, Mass., Feb. 25, 2011 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter Reported Results

Revenues from the Company's continuing operations for the three months ended December 31, 2010 were $29.5 million, an increase of $1.9 million, or 6.8%, compared to revenues of $27.6 million for the three months ended December 31, 2009. Currency exchange rates had a negative 2.3% effect on revenues in the fourth quarter of 2010 compared with the fourth quarter of 2009. The Company's acquisition of Coulbourn Instruments in August 2010 had a positive 2.3% effect on revenues in the fourth quarter of 2010 compared to the fourth quarter of 2009. Excluding the effects of currency exchange rates and acquisitions, the Company's organic revenue growth for the fourth quarter of 2010 was 6.8% over the same period in the previous year.

Income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was $2.2 million, or $0.08 per diluted share for the three months ended December 31, 2010 compared to $3.7 million, or $0.12 per diluted share, for the same period in 2009. GAAP income from continuing operations for the fourth quarter of 2009 included a $2.6 million, or $0.09 per diluted share gain from adjustment of contingent consideration related to our Denville Scientific acquisition.

Non-GAAP adjusted income from continuing operations was $3.2 million, or $0.11 per diluted share, for the fourth quarter of 2010 compared to $3.0 million, or $0.10 per diluted share, for the fourth quarter of 2009, which represented a 10% year-to-year increase in non-GAAP adjusted diluted earnings per share. The year-to-year increase in the non-GAAP adjusted net income from continuing operations is due to the organic growth in the Harvard Apparatus, Hoefer and Biochrom businesses in the fourth quarter of 2010 over the same period in the previous year.

Full Year Reported Results

Revenues from the Company's continuing operations for the year ended December 31, 2010 were $108.2 million, an increase of $22.4 million, or 26.1%, compared to revenues of $85.8 million for the year ended December 31, 2009. Currency exchange rates had a negative 1.5% effect on revenues for the year ended December 31, 2010 compared with the same period in 2009. The Company's acquisition of Denville Scientific in September 2009 and Coulbourn Instruments in August 2010 had a positive 21.5% effect on revenues. Excluding the effects of currency exchange rates and acquisitions, the Company's organic revenue growth for the year ended December 31, 2010 was 6.1% over the year ended December 31, 2009.

Income from continuing operations, as measured under GAAP, was $19.0 million, or $0.65 per diluted share for the year ended December 31, 2010 compared to $7.1 million, or $0.24 per diluted share for the same period in 2009. GAAP income for the year ended December 31, 2010 included an $11.3 million, or $0.38 per diluted share, benefit from the reversal of valuation allowances on certain deferred income tax assets and a $0.4 million, or $0.01 per diluted share gain from adjustment of the contingent consideration related to our Denville Scientific acquisition. GAAP income for the year ended December 31, 2009 included $2.6 million, or $0.09 per diluted share gain from adjustment of the contingent consideration related to our Denville Scientific acquisition.

Non-GAAP adjusted income from continuing operations was $10.5 million, or $0.36 per diluted share, for the year ended December 31, 2010 compared with $8.9 million, or $0.30 per diluted share, for the same period in 2009, which represented a 20% increase in the non-GAAP adjusted diluted earnings per share. Denville Scientific, acquired in September 2009, contributed an incremental $1.3 million, or $0.04, to the non-GAAP adjusted diluted earnings per share for the year ended December 31, 2010. Organic growth in the Harvard Apparatus, Hoefer and Biochrom businesses in 2010 also contributed to the increase in the non-GAAP adjusted net income over the previous year.

We ended 2010 and 2009, with net cash (cash and cash equivalents, net of debt) totaling $1.7 million and $3.3 million, respectively. As of December 31, 2010 and 2009, we had $18.0 million and $13.3 million, respectively, of borrowings under our credit facility. The increase in borrowings related to our acquisition of Coulbourn Instruments in August 2010, final payment of the Denville Scientific subsidiary acquisition, and stock repurchases. During 2010, we repurchased 1,382,000 of our common shares for $5.0 million. These purchases completed the Company's $10 million stock repurchase program.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "2010 was a landmark year for HBIO, with the development of our new Regenerative Medicine Device business. Therefore, we will now be reporting on two business units.

First, in our core Life Science Research Tools business we grew revenues by 26% compared to 2009. Non-GAAP diluted earnings per share in the core business was 38 cents per share representing growth of 27% compared to 2009. This growth was primarily driven by the acquisition of Denville, 6% organic growth and the acquisition of Coulbourn Instruments. The organic growth was the direct result of the expansion of our direct sales organizations and the introduction of new products.

Second, in our new Regenerative Medicine Device business we introduced and received revenues from three novel products. We also identified a potentially significant growth opportunity for consumables associated with bioreactors for growing organs for human transplant. We believe that this nascent market could potentially grow to be hundreds of millions of dollars. In 2010 we invested approximately $900 thousand or 2 cents per share resulting in non-GAAP diluted earnings per share for the Life Science Research Tools and Regenerative Medicine Device businesses combined of 36 cents per share. In 2011 in order to accelerate our development of these products we will increase our investment to $2.0 to $2.5 million or approximately 5-6 cents per share. Currently we are reviewing strategic alternatives to fund these investments going forward. We will discuss this in more detail on our earnings release conference call."

Mr. Graziano continued, "In 2011 in our core Life Science Research Tools business we expect revenues to grow 4% to 6% to be in the $113-$115 million range and we expect non-GAAP diluted earnings per share to grow 8% to 13% from 38 cents per share to be in the 41-43 cents per share range. If the strategic alternative we choose is for HBIO to fund the Regenerative Medicine Device business spending internally in 2011, then our overall non-GAAP diluted earnings per share will be in the 36-37 cents per share range."

Mr. Graziano added, "We expect the quarterly phasing of revenue and non-GAAP diluted earnings per share to be similar in 2011 to what it was in 2010, hence, we expect the first quarter revenues to be in the $26-$28 million range and non-GAAP diluted earnings per share from our core Life Science Research Tools business to be in the 8-9 cents range. We expect the investment in the Regenerative Medicine Device business in the first quarter to be approximately 1 cent per share. Therefore in the first quarter of 2011 we expect our overall non-GAAP diluted earnings per share to be in the 7-8 cents per share range.

Our 2011 guidance does not include the impact of any future acquisitions."

The non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any gain or loss from a revaluation of acquisition contingencies, any future restructuring actions, and stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation". See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP earnings per diluted share from continuing operations. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income from continuing operations, GAAP to non-GAAP adjusted income from continuing operations, and US GAAP diluted earnings per common share from continuing operations to non-GAAP adjusted diluted earnings per common share for the three months and year ended December 31, 2010.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share From Continuing Operations to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ended				Year Ended
	March 31, 2011				December 31, 2011
	Low Estimate		High Estimate		Low Estimate		High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$ 0.07	(a)	$ 0.08	(b)	$ 0.36	(c)	$ 0.37	(d)
Less the impact of:
Amortization of intangible assets	(0.02)	(e)	(0.02)	(e)	(0.10)	(e)	(0.10)	(e)
Stock-based compensation (FASB ASC Topic 718)	(0.03)	(e)	(0.03)	(e)	(0.12)	(f)	(0.12)	(f)
Tax (B)	0.02	(e)	0.02	(e)	0.07	(e)	0.07	(e)
GAAP diluted earnings per common share from continuing operations (A)	$ 0.04		$ 0.05		$ 0.21		$ 0.22

A - Assumes no additional acquisitions.
(a) -- Includes income of $0.08 from Life Science Research Tools business and loss of $0.01 from Regenerative Medicine Device business
(b) -- Includes income of $0.09 from Life Science Research Tools business and loss of $0.01 from Regenerative Medicine Device business
(c) -- Includes income of $0.41 from Life Science Research Tools business and loss of $0.05 from Regenerative Medicine Device business
(d) -- Includes income of $0.43 from Life Science Research Tools business and loss of $0.06 from Regenerative Medicine Device business
(e)-- Represents amounts related to Life Science Research Tools business
(f) -- Includes expense of $0.11 from Life Science Research Tools business and $0.01 from Regenerative Medicine Device business
B - Includes the tax impact of above mentioned items

Operating Results for Continuing Operations

Three months ended December 31, 2010 compared to three months ended December 31, 2009:

Revenues increased $1.9 million, or 6.8%, to $29.5 million for the three months ended December 31, 2010 compared to $27.6 million for the same period in 2009. Our recently acquired Coulbourn Instruments subsidiary contributed approximately $0.6 million to fourth quarter 2010 revenues. The effect of a stronger U.S. dollar decreased the Company's fourth quarter revenues by $0.6 million, or 2.3%, compared with the same period in 2009. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, revenues were up $1.9 million, or 6.8%, year-to-year and reflected organic growth in our Harvard Apparatus, Denville Scientific and Biochrom businesses.

Cost of product revenues increased $0.6 million, or 4.1%, to $15.1 million for the three months ended December 31, 2010 compared with $14.5 million for the three months ended December 31, 2009. The increase in cost of product revenues included $0.4 million attributable to our recently acquired Coulbourn Instruments subsidiary. The effect of a stronger U.S. dollar decreased the Company's fourth quarter cost of product revenues by $0.3 million. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, cost of product revenues were up $0.5 million, or 3.6%, year-to-year and reflected organic growth in our Harvard Apparatus, Denville Scientific and Biochrom businesses. Gross profit as a percentage of revenues increased to 48.7% for the three months ended December 31, 2010 compared with 47.4% for the same period in 2009. The increase in gross profit as a percentage of revenues was primarily due to the effects of the ongoing operational improvement initiatives, greater sales volume and a more favorable sales mix.

Sales and marketing expenses increased $0.3 million, or 9.8%, to $4.2 million for the three months ended December 31, 2010 compared with $3.9 million for the three months ended December 31, 2009. This increase was primarily due to expenses from our recently acquired Coulbourn Instruments subsidiary of $0.1 million and increased sales and marketing efforts in our Harvard Apparatus and Denville Scientific businesses, which was partially offset by a $0.1 million favorable impact of currency exchange rates.

General and administrative expenses increased $0.8 million, or 18.8%, to $5.2 million for the three months ended December 31, 2010 compared with $4.4 million for the three months ended December 31, 2009. The year-to-year quarterly increase was due to $0.1 million of expenses related to our recently acquired Coulbourn Instruments subsidiary and an increase in bonus expense by $0.8 million, which was partially offset by a $0.1 million favorable impact of currency exchange rates.

Research and development expenses were $1.2 million for the three months ended December 31, 2010 and 2009, respectively, reflecting activity in our regenerative medicine initiative and new product development efforts in our Biochrom business.

Other income (expense), net was $0.2 million expense and $2.6 million income for the three months ended December 31, 2010 and 2009, respectively. Net interest expense was $0.2 million for the three months ended December 31, 2010 compared to $0.1 million for the three months ended December 31, 2009. The increase in the net interest expense was primarily due to higher average debt balances in the fourth quarter of 2010 compared to the fourth quarter of 2009. Other income (expense), net for the three months ended December 31, 2009 includes a $2.6 million gain from adjustment of contingent consideration related to our Denville Scientific acquisition.

Income tax expense from continuing operations was approximately $0.5 million and $1.8 million for the three months ended December 31, 2010 and 2009, respectively. The effective income tax rate for continuing operations was 18.6% for the three months ended December 31, 2010, compared with 33.2% for the same period of 2009. The difference between our effective tax rate and the US statutory tax rate is principally attributable to changes in our valuation allowance, foreign tax rate differential, and increased research and development tax credits. Our non-GAAP adjusted income tax rates were 25.8% and 30.5% for the quarters ended December 31, 2010 and 2009, respectively. Our non-GAAP tax rate estimates income taxes excluding the effect of valuation allowances on the Company's deferred tax assets. The decrease in the non-GAAP income tax rate in the fourth quarter of 2010 compared with the fourth quarter of 2009 was primarily due to recognition of the aforementioned increased research and development tax credits.

Year ended December 31, 2010 compared to year ended December 31, 2009:

Revenues increased $22.4 million, or 26.1%, to $108.2 million for the year ended December 31, 2010 compared to $85.8 million for the same period in 2009. Our Denville Scientific and Coulbourn Instruments subsidiaries contributed approximately $18.5 million to the revenue increase for the year ended December 31, 2010. The effect of a stronger U.S. dollar decreased the Company's revenues by $1.3 million, or 1.5%, compared with the same period in 2009. Adjusting for the effects of foreign currency fluctuation and acquisitions, revenues were up $5.2 million, or 6.1% year-to-year and reflected organic growth across our Harvard Apparatus and Biochrom businesses.

Cost of product revenues increased $12.3 million, or 27.9%, to $56.4 million for the year ended December 31, 2010 compared with $44.1 million for the year ended December 31, 2009. The increase in cost of product revenues included $11.6 million, or 26.3%, attributable to our Denville Scientific and Coulbourn Instruments acquisitions. A stronger U.S. dollar caused a $0.7 million favorable currency effect on cost of product revenues for the year ended December 31, 2010, compared with the same period in 2009. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, cost of product revenues were up $1.4 million, or 3.6%, year-to-year and reflected organic growth in our Harvard Apparatus and Biochrom businesses. Gross profit as a percentage of revenues decreased to 47.9% for the year ended December 31, 2010 compared with 48.6% for the same period in 2009. The decrease in gross profit as a percentage of revenues was primarily due to the impact of Denville Scientific, which because it does not manufacture its products, has lower gross margins than our overall average margin. Gross margin as a percentage of revenues, excluding Denville, was 51.0% for the year ended December 31, 2010, and 49.7% for the year ended December 31, 2009. The year-to-year increase reflected the effects of ongoing operational improvement initiatives, greater sales volume and a more favorable sales mix during 2010.

Sales and marketing expenses increased $4.5 million, or 39.0%, to $16.3 million for the year ended December 31, 2010 compared with $11.8 million for the year ended December 31, 2009. This increase included $3.6 million due to our acquisitions of Denville Scientific and Coulbourn Instruments subsidiaries and reflected increased sales and marketing efforts across our businesses.

General and administrative expenses increased $2.5 million, or 16.8% to $17.6 million for the year ended December 31, 2010 compared with $15.1 million for the year ended December 31, 2009. The year-to-year increase included $0.7 million of expenses at our Denville Scientific and Coulbourn Instruments subsidiaries, a $0.2 million increase in the stock compensation expense, $1.0 million increase in bonus expense, and $0.6 million increase in other general and administrative areas.

Research and development expenses increased $0.3 million, or 7.1% to $4.7 million for the year ended December 31, 2010 compared with $4.4 million for the year ended December 31, 2009. The increase in research and development expenses was primarily due to increased spending in the regenerative medicine device business and new product development efforts in our Biochrom business, partially offset by lower spending in our Harvard Apparatus business.

Other income (expense), net was $0.7 million expense and $1.8 million income for the years ended December 31, 2010 and 2009, respectively. Net interest expense was $0.7 million for the year ended December 31, 2010 compared to $0.3 million for the year ended December 31, 2009. The increase in the net interest expense was primarily due to higher average debt balances in 2010 compared to 2009. Other income (expense), net also included $0.4 million and $2.6 million for the years ended December 31, 2010 and 2009, respectively, from the gain from adjustment of contingent consideration related to our Denville Scientific acquisition.

Income tax (benefit) expense from continuing operations was approximately $9.5 million benefit and $2.7 million expense for the years ended December 31, 2010 and 2009, respectively. The effective income tax rate for continuing operations was 98.8% benefit for the year ended December 31, 2010, compared with 27.2% expense for the same period of 2009. The difference between our effective tax rate and the US statutory tax rate is principally attributable to changes in our valuation allowance which primarily includes an $11.3 million benefit from the reversal of valuation allowances on certain deferred income tax assets during the third quarter of 2010, foreign tax rate differential, and increased research and development tax credits. Our non-GAAP adjusted income tax rates were 30.1% and 29.5% for the year ended December 31, 2010 and 2009, respectively. Our non-GAAP tax rate estimates income taxes excluding the effect of valuation allowances on the Company's deferred tax assets. The increase in the non-GAAP income tax rate for the year ended December 31, 2010 compared with the December 31, 2009 was primarily due to the acquisition of Denville Scientific in September 2009 and Coulbourn Instruments in August 2010 which are located in the United States, a higher tax jurisdiction than our other subsidiaries, partially offset by the recognition  of the aforementioned increased research and development tax credits.

Balance Sheet

The Company ended the fourth quarter of 2010 with cash and cash equivalents of $19.7 million compared to $16.6 million at December 31, 2009. As of December 31, 2010 and 2009, the Company had $18.0 million and $13.3 million of borrowings, respectively, outstanding under its credit facility. The increase in borrowings under the credit facility is related to our acquisition of Coulbourn Instruments in August 2010, final payment of the Denville Scientific subsidiary acquisition, and stock repurchase activity. Total cash and equivalents, net of debt, was $1.7 million and $3.3 million at December 31, 2010 and December 31, 2009, respectively.

Trade receivables were $15.4 million and inventories were $15.9 million as of December 31, 2010 compared to trade receivables of $14.4 million and inventories of $14.4 million as of December 31, 2009. DSO were 48 days for the three months ended December 31, 2010 and 2009, respectively. DSO were 53 days for the year ended December 31, 2010 and 63 days for the year ended December 31, 2009. The decrease was primarily due to the full year presence of Denville Scientific in 2010 and due to the fact that Denville has a lower DSO than our other businesses. Inventory turns were 3.7 times for the three months ended December 31, 2010 compared with 3.9 times for the same period of 2009.

The Company spent $5.0 million to repurchase approximately 1,382,000 shares of its common stock during the year ended December 31, 2010 and spent $2.4 million to repurchase approximately 812,000 shares of its common stock during the year ended December 31, 2009. The share repurchases made in 2010 completed the Company's $10.0 million stock repurchase program.

Restructuring

During the quarter ended September 30, 2010, the management of Harvard Bioscience developed a plan to streamline our operations at Panlab, our Harvard Apparatus business in Spain. The plan included workforce reduction in all functions of the organization. During the third quarter of 2010, we recorded restructuring expenses of approximately $0.3 million, representing severance payments to employees. No charges have been incurred beyond the third quarter of 2010.

During the quarter ended December 31, 2010, the management of Harvard Bioscience developed a plan to reduce operating expenses at our Biochrom U.K. subsidiary. During the fourth quarter of 2010, we recorded restructuring expenses of approximately $0.3 million. The charges were comprised of $0.2 million in severance payments and $0.1 million in inventory impairment charges (included in cost of product revenues).

During the quarter ended March 31, 2009, the management of Harvard Bioscience developed a plan to relocate the Scie-Plas operation to Hoefer's San Francisco location and exit the Scie-Plas general fabrication business as part of our ongoing business improvement initiative.

During the year ended December 31, 2009, we recorded restructuring charges in our Scie-Plas, Biochrom and Hoefer businesses related to the 2009 restructuring plan of approximately $0.7 million. These charges were comprised of $0.3 million in severance payments, $0.2 million in inventory impairment charges related to certain product lines (included in cost of product revenues) and $0.2 million in various other costs.

Discontinued Operations

In September 2008, we completed the sale of assets of our Union Biometrica Division including our German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of our Capital Equipment Business Segment. Accordingly, unless otherwise indicated, the discussion of our business is focused on our continuing operations, which constitute our Apparatus and Instrumentation businesses.

During 2009, we recorded a gain of $0.1 million in our discontinued operations reflecting an adjustment of our estimated net costs associated with the divestiture of our Union Biometrica Division.

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter and full year 2010 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m.. Boston time today, February 25, 2011. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "43787462". A replay of this conference call will be available from 2:00 p.m. on February 25, 2011 through March 4, 2011 and will be accessible by dialing toll-free 800-642-1687, or toll 706-645-9291, and referencing the pass code of "43787462". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income from continuing operations, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances and the benefit from the reversal of valuation allowances related to certain deferred tax assets. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income from continuing operations and earnings per diluted share from continuing operations for the three months and year ended December 31, 2010 and 2009 and changes in total revenue compared to the same period of the prior year from continuing operations are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop," "possible," "new," "emerging" "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Denville Scientific and Coulbourn Instruments  acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current market size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial  crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	December 31,	December 31,
	2010	2009

Assets

Cash and cash equivalents	$ 19,704	$ 16,588
Trade receivables	15,440	14,383
Inventories	15,832	14,406
Property, plant and equipment	3,146	3,545
Goodwill and other intangibles	56,600	54,513
Deferred income tax assets	11,566	891
Other assets	2,509	2,905
Total assets	$ 124,797	$ 107,231

Liabilities and Stockholders' Equity

Total current liabilities	11,296	12,258
Total liabilities	34,549	31,974
Stockholders' equity	90,248	75,257
Total liabilities and stockholders' equity	$ 124,797	$ 107,231

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$ 29,521	$ 27,653	$ 108,179	$ 85,772
Cost of product revenues	15,143	14,551	56,402	44,089
Gross profit	14,378	13,102	51,777	41,683

Sales and marketing expenses	4,246	3,867	16,345	11,763
General and administrative expenses	5,168	4,352	17,643	15,109
Research and development expenses	1,160	1,234	4,709	4,396
Restructuring charges	215	8	498	516
Amortization of intangible assets	662	672	2,364	1,844
Total operating expenses	11,451	10,133	41,559	33,628

Operating income	2,927	2,969	10,218	8,055

Other income (expense):
Gain from adjustment of acquisition contingencies	--	2,600	429	2,600
Foreign exchange	21	(3)	(89)	(302)
Interest expense	(198)	(138)	(677)	(277)
Interest income	5	11	65	29
Other, net	(72)	100	(383)	(293)
Other income (expense), net	(244)	2,570	(655)	1,757

Income from continuing operations before income taxes	2,683	5,539	9,563	9,812
Income taxes	499	1,841	(9,452)	2,673
Income from continuing operations	2,184	3,698	19,015	7,139
Discontinued operations
Income from discontinued operations, net of tax	--	94	--	94
Total income from discontinued operations, net of tax	--	94	--	94
Net income	$ 2,184	$ 3,792	$ 19,015	$ 7,233

Income per share:
Basic earnings per common share from continuing operations	$ 0.08	$ 0.13	$ 0.66	$ 0.24
Discontinued operations	--	--	--	--
Basic earnings per common share	$ 0.08	$ 0.13	$ 0.66	$ 0.24

Diluted earnings per common share from continuing operations	$ 0.08	$ 0.12	$ 0.65	$ 0.24
Discontinued operations	--	--	--	--
Diluted earnings per common share	$ 0.08	$ 0.12	$ 0.65	$ 0.24

Weighted average common shares:
Basic	28,286	29,552	28,967	29,649
Diluted	28,867	29,904	29,405	29,946

Exhibit 3
HARVARD BIOSCIENCE, INC.
Overview of Cash Flows
(Cash flow information includes cash flows for both continuing and discontinued operations)
(in thousands, unaudited)

	Years Ended
	December 31,
	2010	2009

Cash flows from operations:
Net income	$ 19,015	$ 7,233
Changes in assets and liabilities	(1,237)	5,206
Other adjustments to operating cash flows	(5,485)	4,070
Net cash provided by operating activities	12,293	16,509

Investing activities:
Acquisitions and divestitures	(7,115)	(20,764)
Other investing activities	(1,231)	(1,536)
Net cash used in investing activities	(8,346)	(22,300)

Financing activities:
Proceeds of debt, net of repayments	4,687	11,918
Purchases of treasury stock	(5,000)	(2,404)
Other financing activities	282	271
Net cash (used in) provided by financing activities	(31)	9,785

Effect of exchange rate changes on cash	(800)	(1,104)

Increase in cash and cash equivalents	$ 3,116	$ 2,890

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

US GAAP operating income	$ 2,927	$ 2,969	$ 10,218	$ 8,055

Adjustments:

Amortization of intangible assets	662	672	2,364	1,844

Inventory amortization on acquisition	63	--	90	--

Accounts receivable reserve adjustment related to acquisition	(237)	--	(237)	--

Inventory writedown due to restructuring	79	16	79	159

Restructuring charges	215	8	498	516

Stock-based compensation expense	764	827	2,756	2,514

Non-GAAP adjusted operating income	$ 4,473	$ 4,492	$ 15,768	$ 13,088

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations
(in thousands)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

US GAAP income from continuing operations	$ 2,184	$ 3,698	$ 19,015	$ 7,139

Adjustments:

Amortization of intangible assets	662	672	2,364	1,844

Inventory amortization on acquisition	63	--	90	--

Inventory write-down due to restructuring	79	16	79	159

Accounts receivable reserve adjustment related to acquisition	(237)	--	(237)	--

Direct acquisition costs	49	(111)	310	307

Gain from adjustment of acquisition contingencies	--	(2,600)	(429)	(2,600)

Restructuring charges	215	8	498	516

Stock-based compensation expense	764	827	2,756	2,514

Income taxes (A)	(605)	514	(13,965)	(1,024)

Non-GAAP adjusted income from continuing operations	$ 3,174	$ 3,024	$ 10,481	$ 8,855

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances and reversal of a substantial portion of our valuation allowances.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

US GAAP diluted earnings per common share from continuing operations	$ 0.08	$ 0.12	$ 0.65	$ 0.24

Adjustments:

Amortization of intangible assets	0.02	0.02	0.08	0.06

Inventory amortization on acquisition	0.00	--	0.00	--

Inventory write-down due to restructuring	0.00	--	0.00	0.01

Accounts receivable reserve adjustment related to acquisition	(0.01)	--	(0.01)	--

Direct acquisition costs	0.00	--	0.01	0.01

Gain from adjustment of acquisition contingencies	--	(0.09)	(0.01)	(0.09)

Restructuring charges	0.01	--	0.02	0.02

Stock-based compensation expense	0.03	0.03	0.09	0.08

Income taxes (A)	(0.02)	0.02	(0.47)	(0.03)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.11	$ 0.10	$ 0.36	$ 0.30

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances and reversal of a substantial portion of our valuation allowances.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010

Organic growth	0.1%	-2.5%	-1.2%	6.4%	1.0%	0.0%	-14.8%	0.0%	-8.5%	-5.8%	4.3%	11.0%	4.6%	6.8%	6.1%

Acquisitions	12.6%	13.8%	8.2%	0.0%	8.2%	0.0%	0.0%	9.4%	24.5%	8.6%	29.9%	36.1%	24.7%	2.3%	21.5%

Foreign exchange effect	2.2%	1.6%	-3.7%	-12.4%	-3.6%	-13.2%	-6.9%	-4.4%	3.9%	-5.4%	3.7%	-3.6%	-3.3%	-2.3%	-1.5%

Total revenue growth	14.9%	12.9%	3.3%	-6.0%	5.6%	-13.2%	-21.7%	5.0%	19.9%	-2.6%	37.9%	43.5%	26.0%	6.8%	26.1%
CONTACT: David Green
         President
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 429 8478

         Chane Graziano
         CEO
         cgraziano@harvardbioscience.com

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com